Exhibit 99.1
www.aviatnetworks.com
Aviat Advances India Strategy with License-to-Manufacture Partnership
License-to-manufacture model strengthens Aviat’s ability to serve India’s growing microwave market
AUSTIN, Texas, October 5, 2026 — Aviat Networks, Inc. (NASDAQ: AVNW), the expert in wireless transport and access solutions, today announced a license-to-manufacture agreement with Dixon Electro Appliances Private Ltd. (Dixon) for designated products in Aviat’s WTM 4000 family in India. Under the agreement, Dixon will manufacture and sell approved products to select Indian telecommunications operators, while Aviat retains its intellectual property and continues to provide software and services.
The model enables Aviat to extend its reach in India’s growing microwave infrastructure market without the typical constraints of a traditional contract manufacturing model. Indian customers benefit from radios that are “Made in India” and supported by a local supply chain, strengthening responsiveness and reducing logistical challenges such as international shipping complexity and import delays. This partnership expands Aviat’s already extensive presence and capabilities in India, which includes Research and Development, Repair and Return, and logistics and deployment services across the subcontinent.
“India represents one of the largest growth opportunities in the global microwave market,” said Pete Smith, President and Chief Executive Officer of Aviat Networks. “This model allows Aviat to serve this growing market while focusing our resources on innovation, software, services and customer relationships.”
Aviat estimates Indian microwave market demand at approximately 250,000 links over the next four years. The license-to-manufacture structure provides a scalable platform to pursue that opportunity and is expected to create a higher-quality, more capital-efficient growth profile for Aviat shareholders.
About Aviat Networks
Aviat is the leading expert in wireless transport and access solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.
Media Contact: Stuart Little, Aviat Networks, stuart.little@aviatnet.com
Investor Relations Contact: Andrew Fredrickson, Aviat Networks, andrew.fredrickson@aviatnet.com